Exhibit 10.3

PREFERRED STOCK CONVERSION AGREEMENT

This Preferred Stock Conversion Agreement (the “Agreement”) is entered into as of December __, 2019 by and between Splash Beverage Group, Inc. a Nevada corporation (the “Company”), and ______________ (the “Preferred Holder”), with reference to the following facts:

A. The Company has issued 6,913,412 shares of preferred stock, par value $0.001 per share, including 3,000,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and 3,913,412 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock” and, collectively with the Series A Preferred Stock, the “Preferred Stock”).

B. The Company intends to merge with a subsidiary of Canfield Medical Supply Inc. (the “Merger”) under terms which require that as of completion of the Merger (i) substantially all of the Company’s debt, which at December 6, 2019 amounted to more than $6 million, and (ii) all shares of the Company’s preferred stock shall be converted into shares of Canfield Medical Supply Inc..

C. Upon completion of the Merger the Company will be a wholly owned subsidiary of Canfield Medical Supply Inc. (the “Parent”) and shareholders of the Company will own in the aggregate, on a fully diluted basis, after giving effect to conversions of all debt and preferred stock, and all outstanding options, warrants, and or other rights to acquire Company securities, not less than 85% of Parent, with the ability to receive an additional 1.25% of Parent (the “New Capital Bonus Shares”), for an aggregate total of 86.25% ownership of Parent, computed as of the date of Merger, if the post-Merger Parent is able to sell, issue and receive $9 million of additional equity capital no later than six months after the date of the Merger (the “New Capital”).The post-Merger Parent shall hereinafter be referred to as “SplashPM .”

D. Each share of Preferred Stock of the Company shall be converted into an amount of fully paid and nonassessable shares of common stock of SplashPM equal to the Conversion Number for the Company’s Preferred Stock subject to adjustment as may be set forth under the terms of the Merger. The “Conversion Number” shall be 1.362921798 shares of SplashPM for each share of Company’s Preferred Stock outstanding .

E. Conversion of the Preferred Stock shall become effective upon completion of the Merger subject further to the representations, covenants and other terms set forth below.

F. SplashPM has authorized but unissued 5 million shares of “blank check” preferred stock, no par value.

G. Based on the foregoing the Company and Preferred Holder desire to convert the entire amount of Preferred Stock outstanding into shares of Company Common Stock, $0.001 par value (the “Common Stock”).

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NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Conversion to Common Stock. The entire amount of Preferred Stock shall be converted into ___________________ (__________) shares  of Common Stock (the “Conversion Shares”) effective upon the Merger. Upon execution of this Agreement and surrender of the Preferred Stock, SplashPM shall instruct its transfer agent to issue the Conversion Shares to the Preferred Holder at the address on the signature page hereto.

2. Surrender of Preferred Stock. Following execution of this Agreement and upon the Merger becoming effective, the Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Preferred Holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Conversion Shares, to be issued in consideration therefor, upon the surrender of such certificate in accordance with the Merger, without interest , provided, however, upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the Holder) of the loss, theft, destruction or mutilation of any certificate evidencing this preferred stock certificate, and in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like tenor and dated the date of such lost, stolen, destroyed or mutilated certificate. If the Merger does not occur prior to February 15, 2020 this Agreement shall terminate.

3. Restricted Stock; Piggyback Registration Rights. The Conversion Shares to be issued hereunder have not been registered with the United States Securities and Exchange Commission or with the securities regulatory authority of any state. The Conversion Shares are subject to restrictions imposed by federal and state securities laws and regulations on transferability and resale, and may not be transferred assigned or resold except as permitted under the Securities Act of 1933, as amended (the “Act”), and the applicable state securities laws, pursuant to registration thereunder or exemption therefrom. At such time, if ever, that SplashPM determines to file a registration statement with the Securities and Exchange Commission (“SEC”) relating to an offering for its own account, or the account of others under the Act, of any of its equity securities (other than on Form S-4 or Form S-8 or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other bona fide employee benefit plans) (the “Registration Statement”), SplashPM shall send to Preferred Holder written notice of such determination and, if within 10 days after the date of receipt of such notice Preferred Holder shall so request in writing, SplashPM shall include in the Registration Statement all or any part of the Conversion Shares that Preferred Holder requests to be registered, provided however any Conversion Shares may be removed pro rata to the percentage of securities being removed by other selling shareholders whose shares are also covered by the Registration Statement (“Removed Conversion Shares”) if such removals are required to comply with any written comments from the SEC with respect to Rule 415 promulgated under the Act. The Company covenants to maintain the effectiveness of the Registration Statement, and of any registration statement filed thereafter which must include the Removed Conversion Shares if any (an “RCS Registration Statement”), by promptly preparing and filing post-effective amendments to the Registration Statement and RCS Registration Statement until all of the Conversion Shares and Removed Conversion Shares are sold. The registration rights granted herein shall remain in full effect and continue to extend to the Conversion Shares and Removed Conversion Shares until they are sold. All fees and costs of or incidental to any such registration statement shall be borne by the Company and SplashPM.

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4. Preferred Holder Representations. The Company is issuing the Conversion Shares to the Preferred Holder in reliance upon the following representations made by the Preferred Holder:

(a)        Preferred Holder is an “accredited investor” within the meanings set forth in Regulation D promulgated under the Act.

(b)        Preferred Holder (i) has had, and continues to have, access to detailed information with respect to the business, financial condition, results of operations and prospects of the Company and SplashPM; (ii) has received or has been provided access to all material information concerning an investment in the Company and SplashPM; and (iii) has been given the opportunity to obtain any additional information or documents from, and to ask questions and receive answers of, the officers, directors and representatives of the Company and SplashPM to the extent necessary to evaluate the merits and risks related to an investment in the Company and SplashPM represented by Common Stock.

(c)       As a result of the foregoing and Preferred Holder prior overall experience in financial matters, and Preferred Holder’s familiarity with the nature of the Company’s businesses and SplashPM, Preferred Holder is able to evaluate the capital structure of the Company and SplashPM, the business of the Company and SplashPM, and the risks inherent therein.

(d)       Preferred Holder investment in the Company is consistent, in both nature and amount, with Preferred Holder’s overall investment program and financial condition.

(e)       Preferred Holder’s financial condition is such that Preferred Holder can afford to bear the economic risk of holding the Common Stock, and to suffer a complete loss of Preferred Holder’s investment in the Company represented by the Preferred Stock and the Conversion Shares.

(f)        Preferred Holder’s address is set forth on the signature page hereto.

(g)       Preferred Holder hereby waives any rights that the Preferred Holder may have under the Splash Beverage Group, Inc. Right of First Refusal and Co-Sale Agreement, dated October 2014, by and among the Company and the holders of Common Stock as set forth in such Agreement. The Preferred Holder hereby acknowledges and agrees that as of the date hereof the Preferred Holder shall not be entitled to any rights under the Certificate of Designations, Preferences and Rights of the Preferred Stock (Series A and/or Series B) and hereby waives the Company’s compliance with the Certificate of Designations, Preferences and Rights of the Preferred Stock. Reference is made to the Investor’s Rights Agreement, dated October 2014, between the Company and the investors set forth thereto. The Preferred Holder hereby waivers the Company’s compliance with the provisions of the Investor’s Rights Agreement .

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(h)        In consideration of the promises recited in this Agreement, and other than with respect to the obligations contained in this Agreement, each Preferred Holder including their successors, agents and assigns hereby does, knowingly and voluntarily, release, acquit and forever discharge the Company and the Company’s successors, assigns, officers, directors, shareholders, attorneys, agents, employees and representatives (collectively, the “Releasees”), from any and all claims, suits, demands, causes of action, debts, damages, costs, losses, obligations, judgments, charges, expenses, dues, sums of money, accounts and controversies of whatever kind or nature, direct or indirect, arising in tort or contract, whether known or unknown, contingent or noncontingent, at law or in equity relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected that the Preferred Holder may possess against any of the Releases arising from any omissions, acts, facts or damages that have occurred up until and including the effective date of this Agreement and as of the date of the consummation of the Merger.

(l)       Each party to this Agreement has read and understands the following language of Section 1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR

It is expressly understood and agreed that all rights under Section 1542 of the Civil Code of the State of California are expressly waived by each of the parties to this Agreement, to the full extent allowed by law. Each party to this Agreement, agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated claims, demands, injuries, or damages within the scope of this Agreement and the releases herein. Each party to this Agreement acknowledge that they are aware that statutes exist which render null and void releases and discharges of any claims, rights, demands, liabilities, actions and causes of action which are unknown to the releasing or discharging party at the time of execution of said release and discharge. Each party to this Agreement expressly waives any equivalent provision of any statute of the United States or any other state or jurisdiction with respect to such claims, demands, injuries, or damages within the scope of this Agreement.

5. Company Representations and Covenants. Preferred Holder is converting the amounts of Preferred Stock for the Conversion Shares in reliance upon the following representations made by the Company:

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(a).      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified or in good standing would not have a material adverse effect on its operations or financial condition.

(b).      The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement and the issuances of the Conversion Shares, and conversion of the Preferred Stock and the right to rescind the conversions herein provided if the New Capital is not timely obtained, have been (a) duly approved by the Board of Directors of the Company, and (b) the Conversion Shares, when issued pursuant to the Agreement and upon delivery, shall be validly issued and outstanding, fully paid and non-assessable.

(c).      The execution, delivery and performance of the Agreement by the Company and the consummation of the transactions contemplated hereby, will not, with or without the giving of notice or the passage of time or both: (a) violate the provisions of the Articles of Incorporation or bylaws of the Company; or (b) violate any judgment, decree, order or award of any court binding upon the Company or will not (c) otherwise prohibit the consummation of any of the transactions contemplated by this Agreement by litigation, statute, rule, regulation, executive order, decree, ruling or injunction enacted, entered, promulgated or endorsed by any governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby.

(d).      This Agreement constitutes the valid and legally binding obligations of the Company and are enforceable against the Company in accordance with its respective terms.

(e).      The Conversion Shares have not been registered under the Securities Act of 1933, as amended (the “Act”) or under the laws of any state or other jurisdiction, and are or will be issued pursuant to a valid exemption from registration.

(f).      The Company has advised Preferred Holder that this Agreement is one of various other Agreements being entered into by the Company and note holders or persons to whom the Company is indebted. The Company represents and affirms that each such noteholder and person is converting debt at $1.00 per share and that no noteholder has or will have terms that are more favorable than those being granted to Preferred Holder under this Agreement.

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(g)        If the Company or SplashPM should fail timely to satisfy the New Capital Covenant, within five business days of the date of such non-compliance (“Conversion Covenant Failure”), SplashPM or the Company shall give written notice (the “Non Compliance Notice”) to Preferred Holder of the Conversion Covenant Failure and Preferred Holder may within ten business days thereafter notify the Company or SplashPM of Preferred Holder’s desire to rescind this Agreement (the “Rescission Election”). Not later than thirteen business days following the date of the Non Compliance Notice, the Company shall send to Preferred Holder an updated report setting forth names of all other Preferred Holders who have provided the Company and SplashPM with a Rescission Election and the rescission share amounts for each such Preferred Holder (the “Rescission Election Report”). Within five business days following receipt of the Rescission Election Report, Preferred Holder may deliver a follow-on notice to the Company and SplashPM whereby it either affirms or withdraws its Rescission Election, in its sole discretion. Preferred Holder at its sole election may rescind this Agreement and return the Conversion Shares issued hereby (with stock powers medallion guaranteed) against the execution and delivery by SplashPM of the Preferred Stock replacement shares (the “Preferred Replacement Shares”) provided however if the Preferred Holder has not provided the Company with written notice of its intention to rescind within five business days following receipt of the Rescission Election Report then the Preferred Holder shall be deemed to have waived any rights to rescind under this Section and the right to rescind under this Section shall be null and void. To effect the rescission hereunder SplashPM shall promptly after receipt of the Rescission Election but in any event not more than five business days thereafter file with the Secretary of State of the State of Nevada the Certificates of Designations, Preferences and Rights of the Preferred Stock for each of the Series A and Series B Preferred Stock, in the forms attached hereto as Exhibit A , and Preferred Holder shall tender the Conversion Shares to SplashPM with an endorsed stock power against delivery by SplashPM of the Preferred Replacement Shares.

(h)       The Company covenants to Preferred Holder that no more than $500,000 of bridge loans, notes payable and other debt shall be outstanding as at the date of the Merger (“Permitted Existing Liabilities”) and that the maturity dates of the Permitted Existing Liabilities shall be no earlier than August , 2020. The Company shall cause all notes evidencing Permitted Existing Liabilities to convert into shares of common stock of SplashPM at a conversion price that will be the greater of (i) 1.25 per share (125% of the price for the conversion agreements that were executed as of the Merger) or (ii) the average of the reported closing price per share of SplashPM’s common stock taken over the three trading days prior to conversion. No holder of Permitted Existing Liabilities shall participate in or be awarded any New Capital Bonus Shares. Holders of Permitted Existing Liabilities shall not be granted or otherwise allowed registration or piggyback registration rights.

(i)       The Company and SplashPM covenant to provide piggyback registration rights to the Preferred Holder on terms not less favorable than those described in paragraph 3 above.

(j)       Should the Company or SplashPM provide note or debt or share conversion agreements solely with respect to the debt or note holders having outstanding debt as of the Merger to others on terms more favorable than those being accorded to Preferred Holder hereunder (“Changed Terms”), then this Agreement shall automatically be deemed to include and have the benefit of the Changed Terms. Notwithstanding the foregoing, Preferred Holder in its sole discretion may elect not to accept all of the Changed Terms within ten business days after Company and SplashPM have delivered notice of the Changed Terms to Preferred Holder.

6. Miscellaneous.

(a)        Governing Law and Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Nevada .The Company and Preferred Holder agree that all actions and proceedings arising out of or relating directly or indirectly to this Agreement or any ancillary agreement or any other related obligations shall be litigated solely and exclusively in the state or federal courts located in the City of Las Vegas, Clark County and that such courts are convenient forums. Each party hereby submits to the personal jurisdiction of such courts for purposes of any such actions or proceedings.

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(b)        No modification, variation or amendment of this Agreement (including any exhibit hereto) shall be effective unless made in writing and signed by both parties. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(c)        Advice of Counsel. Each party to this Agreement hereby represents and warrants to the other party that it has had an opportunity to seek the advice of its own independent legal counsel with respect to the provisions of this Agreement and that its decision to execute this Agreement is not based on any reliance upon the advice of any other party or its legal counsel. Each party represents and warrants to the other party that in executing this Agreement such party has completely read this Agreement and that such party understands the terms of this Agreement and its significance. This Agreement shall be construed neutrally, without regard to the party responsible for its preparation.

(d)        Due Authorization Each party to this Agreement hereby represents and warrants to the other party that (i) the execution, performance and delivery of this Agreement has been authorized by all necessary action by such party; (ii) the representative executing this Agreement on behalf of such party has been granted all necessary power and authority to act on behalf of such party with respect to the execution, performance and delivery of this Agreement; and (iii) the representative executing this Agreement on behalf of such party is of legal age and capacity to enter into agreements which are fully binding and enforceable against such party.

  (e)       Further Assurances. The Company and Preferred Holder agree that in case at any time after the Merger any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including without limitation, the execution and delivery of such further instruments and documents) as any other party hereto may reasonably request.

(f)        Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute a single instrument.

(g)        Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by facsimile or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

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If to Company:

       Splash Beverage Group, Inc.
       1314 E. Las Olas Blvd Suite #221
       Fort Lauderdale, Florida 33301
       Attention: Robert Nistico, Chief Executive Officer

With a copy to (which shall not constitute notice) notice):

      Sichenzia Ross Ference LLP
      1185 Avenue of the Americas, 37th Floor
      New York, New York 10036
      Attention: Darrin Ocasio, Esq.
      Email: dmocasio@srf.law

If to Preferred Holder:

       [ ]
       Attention: [X]

With a copy (which shall not constitute notice) to:

       [                                    ]

All notices, requests and other communications shall be deemed given on the date of actual receipt, delivery or refusal as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address specified above. In case of service by facsimile, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional Person to which all such notices or communications thereafter are to be given.

(h)       Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals

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(i)       Remedies. All remedies afforded to any party by law or contract, shall be cumulative and not alternative and are in addition to all other rights and remedies a party may have, including any right to equitable relief and any right to sue for damages as a result of a breach of this Agreement. Without limiting the foregoing, no exercise of a remedy shall be deemed an election excluding any other remedy.

(j)       Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company's successors and assigns. The covenants and obligations of the Company hereunder shall inure to the benefit of, and be enforceable by the Preferred Holder against the Company, its successors and assigns, including any entity into which the Company is merged.

(k)       Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transaction contemplated hereby. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Preferred Holder, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, the Preferred Holder or any of its representatives.

This Agreement is entered into and effective as of the date first written above.

COMPANY: Splash Beverage Group, Inc. By: Address:	PREFERRED HOLDER: By: /s/ Address:

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